EXHIBIT 99.1

Press Release

Las Vegas Sands Reports Second
Quarter 2016 Results

For the Quarter Ended June 30, 2016
(Compared to the Quarter Ended June 30, 2015)

—	Consolidated Net Revenue was $2.65 Billion, Net Income was $394.4 Million

—	GAAP Earnings per Diluted Share was $0.41; Adjusted Earnings per Diluted Share was $0.52; and Hold-Normalized Adjusted Earnings per Diluted Share was $0.52

—	Consolidated Adjusted Property EBITDA was $955.1 Million, With Margin Expanding 120 Basis Points to 36.0%

—	Hold-Normalized Adjusted Property EBITDA was $953.8 Million, With Margin Expanding 70 Basis Points to 35.9%

In Macao:
—	SCL Adjusted Property EBITDA was $487.7 Million, While SCL Hold-Normalized Adjusted Property EBITDA was $495.7 Million

—	Strong Cost Discipline Drove a 160 Basis Point Improvement in SCL Hold-Normalized Adjusted Property EBITDA Margin to 33.1%

At Marina Bay Sands in Singapore:
—	Adjusted Property EBITDA was $357.0 Million, While Hold-Normalized Adjusted Property EBITDA was $322.6 Million

At Our Las Vegas Operating Properties:
—	Adjusted Property EBITDA was $72.5 Million, an Increase of 33.8%, While Hold-Normalized Adjusted Property EBITDA Increased 14.4% to $97.6 Million

—	The Company Paid Dividends of $0.72 per Share, an Increase of 10.8%

Las Vegas, NV (July 25, 2016) — Las Vegas Sands Corp. (NYSE: LVS), the world’s leading developer and operator of convention-based Integrated Resorts, today reported financial results for the quarter ended June 30, 2016.

Second Quarter Overview

Mr. Sheldon G. Adelson, chairman and chief executive officer, said, “The operating environment in Macao remained challenging during the quarter; but we do see signs of stabilization, particularly in the mass market. Our mass gaming revenues in the month of June 2016 increased versus the same month in 2015, the first year-on-year monthly mass gaming growth we have experienced in nearly two years.  Our focus on the higher margin mass and non-gaming segments and the geographic diversification of our cash flows enabled us to deliver almost $400 million of net income and $955 million of consolidated adjusted property EBITDA during the quarter.  We remain steadfast in our focus on the consistent execution of our proven global growth strategy, which leverages the power of our unique convention-based Integrated Resort business model.”

“Our convention-based Integrated Resort business model appeals to the broadest set of customers, generates the most diversified set of cash flows and delivers the industry’s highest revenue and profit from non-gaming segments, while bringing unsurpassed economic and diversification benefits to the regions in which we operate. We remain confident in our ability to further extend our global leadership position and deliver strong growth in the future.”

“The prudent management of our cash flow, including the ability to continue the return of capital to shareholders while maintaining a strong balance sheet and ample liquidity to invest in future growth opportunities, remains a cornerstone of our strategy.”

The company paid a recurring quarterly dividend of $0.72 per common share during the quarter, an increase of 10.8% compared to the second quarter of 2015. The company announced that its next recurring quarterly dividend of $0.72 per common share will be paid on September 30, 2016, to Las Vegas Sands shareholders of record on September 22, 2016.  That dividend also represents an increase of 10.8% compared to the dividend paid in the third quarter of 2015. Additionally, since the inception of the company’s share repurchase program in June 2013, the company has returned $2.44 billion to shareholders through the repurchase of 35.4 million shares.

Mr. Adelson added, “In Macao, notwithstanding the difficult operating environment, we delivered SCL hold-normalized adjusted property EBITDA of $495.7 million during the quarter. We remain confident that our market-leading Cotai Strip properties, which will be complemented later this year by The Parisian Macao, targeted to open on September 13, 2016, about seven weeks from today, will continue to provide the economic benefits of diversification to Macao, help attract greater numbers of business and leisure travelers, and provide our company with an outstanding and diversified platform for growth in the years ahead.”

Marina Bay Sands in Singapore continues to attract visitors from across the region to Singapore. While gaming volumes in Singapore were softer during the quarter, solid growth in slot revenues and the continued resilience of room rates and mall revenues, contributed to an adjusted property EBITDA figure of $357.0 million, down 1.7% compared to the same quarter last year.

At The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, a 6.5% year-over-year increase in RevPAR to $228, and strong growth in slot volumes, drove a 33.8% increase in adjusted property EBITDA during the second quarter of 2016.

Company-Wide Operating Results

Net revenue for the second quarter of 2016 decreased 9.3% to $2.65 billion, compared to $2.92 billion in the second quarter of 2015. Net income decreased 32.2% to $394.4 million in the second quarter of 2016, compared to $581.5 million in the year-ago quarter. Consolidated adjusted property EBITDA (a non-GAAP measure) of $955.1 million decreased 6.0% in the second quarter of 2016, compared to the year-ago quarter. On a hold-normalized basis, adjusted property EBITDA decreased 5.9% to $953.8 million in the second quarter of 2016.

On a GAAP (accounting principles generally accepted in the United States of America) basis, operating income in the second quarter of 2016 decreased 24.8% to $518.7 million, compared to $689.3 million in the second quarter of 2015. The decrease in operating income was principally due to softer results across the company’s Macao property portfolio and nonrecurring legal costs during the second quarter of 2016.

On a GAAP basis, net income attributable to Las Vegas Sands in the second quarter of 2016 decreased 30.1% to $328.0 million, compared to $469.2 million in the second quarter of 2015, while diluted earnings per share in the second quarter of 2016 decreased 30.5% to $0.41, compared to $0.59 in the prior-year quarter. The decrease in net income attributable to Las Vegas Sands reflected the decline in operating income described above but was partially offset by a $45.8 million decrease in net income attributable to noncontrolling interests.

Adjusted net income (a non-GAAP measure) decreased to $411.3 million, or $0.52 per diluted share, compared to $481.5 million, or $0.60 per diluted share, in the second quarter of 2015.

Sands China Ltd. Consolidated Financial Results

On a GAAP basis, total net revenues for Sands China Ltd. (SCL) decreased 16.4% to $1.48 billion in the second quarter of 2016, compared to $1.77 billion in the second quarter of 2015. Net income for SCL decreased 39.0% to $237.0 million in the second quarter of 2016, compared to $388.7 million in the second quarter of 2015. SCL adjusted property EBITDA was $487.7 million, while hold-normalized adjusted property EBITDA was $495.7 million.

The Venetian Macao Second Quarter Operating Results

Despite the softer gaming market in Macao, The Venetian Macao continued to enjoy market-leading visitation and financial performance. The property generated revenue of $666.1 million and adjusted property EBITDA of $244.4 million in the second quarter with an adjusted property EBITDA margin of 36.7%. Non-Rolling Chip drop was $1.66 billion for the quarter, with a Non-Rolling Chip win percentage of 24.8%. Rolling Chip volume during the quarter decreased 10.0% to $6.87 billion. Rolling Chip win percentage was 2.73% in the quarter, below the 3.07% experienced in the prior-year quarter. Slot handle was $979.3 million.

The following table summarizes the key operating results for The Venetian Macao for the second quarter of 2016 compared to the second quarter of 2015:

	Three Months Ended
The Venetian Macao Operations	June 30,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$568.5	$633.6	$(65.1)	-10.3%
Rooms	45.0	51.0	(6.0)	-11.8%
Food and Beverage	20.9	19.7	1.2	6.1%
Mall	51.3	48.5	2.8	5.8%
Convention, Retail and Other	17.5	21.6	(4.1)	-19.0%
Less - Promotional Allowances	(37.1)	(34.9)	(2.2)	-6.3%
Net Revenues	$666.1	$739.5	$(73.4)	-9.9%

Adjusted Property EBITDA	$244.4	$255.0	$(10.6)	-4.2%
EBITDA Margin %	36.7%	34.5%		2.2 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$6,868.5	$7,632.9	$(764.4)	-10.0%
Rolling Chip Win %(1)	2.73%	3.07%		-0.34 pts

Non-Rolling Chip Drop	$1,657.4	$1,677.0	$(19.6)	-1.2%
Non-Rolling Chip Win %	24.8%	26.0%		-1.2 pts

Slot Handle	$979.3	$973.2	$6.1	0.6%
Slot Hold %	4.6%	4.9%		-0.3 pts

Hotel Statistics

Occupancy %	81.0%	82.2%		-1.2 pts
Average Daily Rate (ADR)	$212	$239	$(27)	-11.3%
Revenue per Available Room (RevPAR)	$172	$196	$(24)	-12.2%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Sands Cotai Central Second Quarter Operating Results

Revenue and adjusted property EBITDA for the second quarter of 2016 at Sands Cotai Central were $472.7 million and $144.1 million, respectively, resulting in an adjusted property EBITDA margin of 30.5%.

Non-Rolling Chip drop was $1.51 billion in the second quarter with a Non-Rolling Chip win percentage of 20.4%.  Rolling Chip volume was $3.08 billion for the quarter with a Rolling Chip win percentage of 2.48%.  Slot handle was $1.49 billion for the quarter. Hotel occupancy was 76.5% with an ADR of $149.

The following table summarizes our key operating results for Sands Cotai Central for the second quarter of 2016 compared to the second quarter of 2015:

	Three Months Ended
Sands Cotai Central Operations	June 30,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$404.6	$484.4	$(79.8)	-16.5%
Rooms	64.0	63.3	0.7	1.1%
Food and Beverage	24.6	23.7	0.9	3.8%
Mall	15.7	14.7	1.0	6.8%
Convention, Retail and Other	5.9	5.4	0.5	9.3%
Less - Promotional Allowances	(42.1)	(37.3)	(4.8)	-12.9%
Net Revenues	$472.7	$554.2	$(81.5)	-14.7%

Adjusted Property EBITDA	$144.1	$164.2	$(20.1)	-12.2%
EBITDA Margin %	30.5%	29.6%		0.9 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$3,081.9	$4,826.6	$(1,744.7)	-36.1%
Rolling Chip Win %(1)	2.48%	3.43%		-0.95 pts

Non-Rolling Chip Drop	$1,509.6	$1,462.6	$47.0	3.2%
Non-Rolling Chip Win %	20.4%	22.4%		-2.0 pts

Slot Handle	$1,485.2	$1,500.6	$(15.4)	-1.0%
Slot Hold %	3.7%	3.6%		0.1 pts

Hotel Statistics

Occupancy %	76.5%	78.7%		-2.2 pts
Average Daily Rate (ADR)	$149	$156	$(7)	-4.5%
Revenue per Available Room (RevPAR)	$114	$123	$(9)	-7.3%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Four Seasons Hotel Macao and Plaza Casino Second Quarter Operating Results

The Four Seasons Hotel Macao and Plaza Casino generated revenue of $125.0 million and adjusted property EBITDA of $43.7 million in the second quarter of 2016.  Non-Rolling Chip drop decreased 16.8% to $230.3 million, with a Non-Rolling Chip win percentage of 28.1%.  Rolling Chip volume was $1.88 billion for the quarter. Rolling Chip win percentage was 2.13% in the quarter, below the 3.58% experienced in the prior-year quarter. Slot handle was $103.2 million during the quarter.

The following table summarizes our key operating results for the Four Seasons Hotel Macao and Plaza Casino for the second quarter of 2016 compared to the second quarter of 2015:

	Three Months Ended
Four Seasons Hotel Macao and Plaza Casino Operations	June 30,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$89.0	$167.0	$(78.0)	-46.7%
Rooms	8.1	10.9	(2.8)	-25.7%
Food and Beverage	5.5	6.4	(0.9)	-14.1%
Mall	31.4	31.1	0.3	1.0%
Convention, Retail and Other	0.6	0.8	(0.2)	-25.0%
Less - Promotional Allowances	(9.6)	(12.1)	2.5	20.7%
Net Revenues	$125.0	$204.1	$(79.1)	-38.8%

Adjusted Property EBITDA	$43.7	$74.3	$(30.6)	-41.2%
EBITDA Margin %	34.9%	36.4%		-1.5 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$1,882.6	$4,180.8	$(2,298.2)	-55.0%
Rolling Chip Win %(1)	2.13%	3.58%		-1.45 pts

Non-Rolling Chip Drop	$230.3	$276.8	$(46.5)	-16.8%
Non-Rolling Chip Win %	28.1%	21.8%		6.3 pts

Slot Handle	$103.2	$126.8	$(23.6)	-18.6%
Slot Hold %	5.6%	6.1%		-0.5 pts

Hotel Statistics

Occupancy %	69.2%	83.4%		-14.2 pts
Average Daily Rate (ADR)	$340	$382	$(42)	-11.0%
Revenue per Available Room (RevPAR)	$236	$319	$(83)	-26.0%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Sands Macao Second Quarter Operating Results

Sands Macao’s revenue was $185.0 million and adjusted property EBITDA was $48.6 million. Non-Rolling Chip drop was $649.8 million during the quarter, while slot handle was $667.7 million. Rolling Chip volume was $1.95 billion for the quarter. The property realized 3.29% win on Rolling Chip volume during the quarter, below the 3.91% generated in the year-ago quarter.

The following table summarizes our key operating results for Sands Macao for the second quarter of 2016 compared to the second quarter of 2015:

	Three Months Ended
Sands Macao Operations	June 30,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$180.3	$236.0	$(55.7)	-23.6%
Rooms	5.1	5.7	(0.6)	-10.5%
Food and Beverage	6.2	7.9	(1.7)	-21.5%
Convention, Retail and Other	2.1	2.0	0.1	5.0%
Less - Promotional Allowances	(8.7)	(10.0)	1.3	13.0%
Net Revenues	$185.0	$241.6	$(56.6)	-23.4%

Adjusted Property EBITDA	$48.6	$66.3	$(17.7)	-26.7%
EBITDA Margin %	26.3%	27.4%		-1.1 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$1,953.6	$2,328.2	$(374.6)	-16.1%
Rolling Chip Win %(1)	3.29%	3.91%		-0.62 pts

Non-Rolling Chip Drop	$649.8	$769.1	$(119.3)	-15.5%
Non-Rolling Chip Win %	18.3%	19.9%		-1.6 pts

Slot Handle	$667.7	$658.6	$9.1	1.4%
Slot Hold %	3.3%	3.6%		-0.3 pts

Hotel Statistics

Occupancy %	96.0%	99.6%		-3.6 pts
Average Daily Rate (ADR)	$203	$219	$(16)	-7.3%
Revenue per Available Room (RevPAR)	$195	$218	$(23)	-10.6%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Marina Bay Sands Second Quarter Operating Results

Marina Bay Sands generated revenue of $710.1 million and adjusted property EBITDA of $357.0 million.

Rolling Chip win percentage of 3.50% in the second quarter of 2016 was above the expected range and the 2.78% achieved in the second quarter of 2015. Rolling Chip volume was $6.74 billion for the quarter.

Non-Rolling Chip drop was $935.7 million during the quarter, with a Non-Rolling Chip win percentage of 28.0%. Slot handle increased 6.0% to $3.25 billion for the quarter compared to the year-ago quarter. Total mass win-per-day during the quarter was $4.5 million, down 4.8% compared to the same quarter last year.

ADR was $375 during the quarter, while occupancy increased to 96.4%, resulting in a RevPAR increase of 0.3% compared to the same quarter last year.

The following table summarizes our key operating results for Marina Bay Sands for the second quarter of 2016 compared to the second quarter of 2015:

	Three Months Ended
Marina Bay Sands Operations	June 30,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$556.7	$565.7	$(9.0)	-1.6%
Rooms	83.2	82.7	0.5	0.6%
Food and Beverage	46.1	41.3	4.8	11.6%
Mall	40.5	40.4	0.1	0.2%
Convention, Retail and Other	23.6	24.4	(0.8)	-3.3%
Less - Promotional Allowances	(40.0)	(41.5)	1.5	3.6%
Net Revenues	$710.1	$713.0	$(2.9)	-0.4%

Adjusted Property EBITDA	$357.0	$363.3	$(6.3)	-1.7%
EBITDA Margin %	50.3%	50.9%		-0.6 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$6,740.2	$9,505.8	$(2,765.6)	-29.1%
Rolling Chip Win %(1)	3.50%	2.78%		0.72 pts

Non-Rolling Chip Drop	$935.7	$1,047.6	$(111.9)	-10.7%
Non-Rolling Chip Win %	28.0%	27.5%		0.5 pts

Slot Handle	$3,245.2	$3,061.8	$183.4	6.0%
Slot Hold %	4.5%	4.6%		-0.1 pts

Hotel Statistics

Occupancy %	96.4%	95.9%		0.5 pts
Average Daily Rate (ADR)	$375	$377	$(2)	-0.5%
Revenue per Available Room (RevPAR)	$362	$361	$1	0.3%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Las Vegas Operations Second Quarter Operating Results

Revenue and adjusted property EBITDA at The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, were $356.5 million and $72.5 million, respectively, for the quarter. On a hold-normalized basis, adjusted property EBITDA in the quarter increased 14.4% year-over-year to $97.6 million. RevPAR increased 6.5% year-over-year to $228 in the quarter, reflecting a 3.9% increase in ADR to $240 and a 2.4 percentage point increase in occupancy to 95.0%.  Table games drop decreased 19.7% in the quarter to $374.8 million, reflecting softer play in both Baccarat and non-Baccarat segments, while slot handle increased 18.6% to $662.0 million.

The following table summarizes our key operating results for our Las Vegas operations for the second quarter of 2016 compared to the second quarter of 2015:

	Three Months Ended
Las Vegas Operations	June 30,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$82.0	$86.5	$(4.5)	-5.2%
Rooms	145.7	133.9	11.8	8.8%
Food and Beverage	76.7	72.5	4.2	5.8%
Convention, Retail and Other	76.5	75.2	1.3	1.7%
Less - Promotional Allowances	(24.4)	(22.1)	(2.3)	-10.4%
Net Revenues	$356.5	$346.0	$10.5	3.0%

Adjusted Property EBITDA	$72.5	$54.2	$18.3	33.8%
EBITDA Margin %	20.3%	15.7%		4.6 pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$374.8	$466.5	$(91.7)	-19.7%
Table Games Win %(1)	10.6%	11.2%		-0.6 pts

Slot Handle	$662.0	$558.3	$103.7	18.6%
Slot Hold %	7.7%	8.4%		-0.7 pts

Hotel Statistics

Occupancy %	95.0%	92.6%		2.4 pts
Average Daily Rate (ADR)	$240	$231	$9	3.9%
Revenue per Available Room (RevPAR)	$228	$214	$14	6.5%

(1)   This compares to our expected Baccarat win percentage of 21.0% to 29.0% and our expected non-Baccarat win percentage of 16.0% to 20.0% (calculated before discounts).

Sands Bethlehem Second Quarter Operating Results

Revenue for Sands Bethlehem in Pennsylvania increased 6.5% to $146.5 million and adjusted property EBITDA increased 10.6% to $37.7 million for the quarter. Table games drop increased 0.6% to $288.6 million for the quarter, while table games win percentage was 18.6%, above the 17.2% realized in the second quarter of 2015. Slot handle increased 2.3% year-over-year to $1.12 billion for the quarter, with a slot hold percentage of 7.0%.

The following table summarizes our key operating results for Sands Bethlehem for the second quarter of 2016 compared to the second quarter of 2015:

	Three Months Ended
Sands Bethlehem Operations	June 30,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$136.1	$128.4	$7.7	6.0%
Rooms	3.8	3.8	-	0.0%
Food and Beverage	7.8	6.9	0.9	13.0%
Mall	1.0	0.9	0.1	11.1%
Convention, Retail and Other	5.2	4.8	0.4	8.3%
Less - Promotional Allowances	(7.4)	(7.3)	(0.1)	-1.4%
Net Revenues	$146.5	$137.5	$9.0	6.5%

Adjusted Property EBITDA	$37.7	$34.1	$3.6	10.6%
EBITDA Margin %	25.7%	24.8%		0.9 pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$288.6	$286.9	$1.7	0.6%
Table Games Win %(1)	18.6%	17.2%		1.4 pts

Slot Handle	$1,116.0	$1,091.4	$24.6	2.3%
Slot Hold %	7.0%	7.0%		0.0 pts

Hotel Statistics

Occupancy %	96.9%	91.9%		5.0 pts
Average Daily Rate (ADR)	$160	$152	$8	5.3%
Revenue per Available Room (RevPAR)	$155	$140	$15	10.7%

(1) This compares to our expected table games win percentage of 14.0% to 16.0% (calculated before discounts).

Asian Retail Mall Operations

Gross revenue from tenants in the company’s retail malls on Macao’s Cotai Strip (The Venetian Macao, Four Seasons Macao and Sands Cotai Central) and Marina Bay Sands in Singapore was $138.6 million for the second quarter of 2016, an increase of 3.1% compared to the second quarter of 2015. Operating profit derived from these retail mall assets increased 5.1% year-over-year to $125.5 million.

	For The Three Months Ended June 30, 2016					TTM June 30, 2016
(Dollars in millions except per square foot data)	Gross Revenue(1)	Operating Profit	Operating Profit Margin	Gross Leasable Area (sq. ft.)	Occupancy % at End of Period	Tenant Sales Per Sq. Ft.(2)

Shoppes at Venetian	$51.1	$46.4	90.8%	781,145	97.4%	$1,359

Shoppes at Four Seasons
Luxury Retail	21.3	20.2	94.8%	142,562	100.0%	4,190
Other Stores	10.1	10.0	99.0%	118,008	95.0%	1,449
Total	31.4	30.2	96.2%	260,570	97.7%	2,994

Shoppes at Cotai Central(3)	15.6	13.6	87.2%	331,476	96.7%	861
Total Cotai Strip in Macao	98.1	90.2	91.9%	1,373,191	97.3%	1,570

The Shoppes at Marina Bay Sands	40.5	35.3	87.2%	644,718	96.4%	1,334

Total	$138.6	$125.5	90.5%	2,017,909	97.0%	$1,498

(1) Gross revenue figures are net of intersegment revenue eliminations.
(2) Tenant sales per square foot reflect sales from tenants only after the tenant has been open for a period of 12 months.
(3) At completion of all phases, the Shoppes at Cotai Central will feature up to 600,000 square feet of gross leasable area.

Other Factors Affecting Earnings

Other Asia, which is principally comprised of our CotaiJet ferry operation, reflected adjusted property EBITDA of $7.1 million during the quarter, compared to $4.8 million in the second quarter of 2015.

Pre-opening expense was $33.2 million in the second quarter of 2016, $31.5 million of which related to The Parisian Macao.

Depreciation and amortization expense was $254.9 million in the second quarter of 2016, compared to $248.6 million in the second quarter of 2015.

Interest expense, net of amounts capitalized, was $64.0 million for the second quarter of 2016, compared to $65.8 million in the prior-year quarter. Capitalized interest was $11.3 million during the second quarter of 2016, compared to $5.5 million during the second quarter of 2015. Our weighted average borrowing cost in the second quarter of 2016 was approximately 3.0%.

Corporate expense was $122.4 million in the second quarter of 2016, compared to $44.6 million in the second quarter of 2015. Corporate expense in the second quarter of 2016 included a legal settlement with a former employee.

Other expense, which was primarily comprised of foreign currency losses, was $7.5 million in the second quarter of 2016, compared to $0.2 million in the second quarter of 2015.

The company’s effective income tax rate for the second quarter of 2016 was 12.2% compared to 7.3% in the prior-year quarter. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

The net income attributable to noncontrolling interests during the second quarter of 2016 of $66.5 million was principally related to Sands China Ltd.

Balance Sheet Items

Unrestricted cash balances as of June 30, 2016 were $2.23 billion.

As of June 30, 2016, total debt outstanding, including the current portion and net of deferred financing costs and original issue discount, was $10.27 billion.

Capital Expenditures

Capital expenditures during the second quarter totaled $362.6 million, including construction, development and maintenance activities of $315.3 million in Macao (principally for The Parisian Macao), $24.4 million in Las Vegas and at corporate, $16.4 million at Marina Bay Sands, and $6.5 million at Sands Bethlehem.

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Conference Call Information

The company will host a conference call to discuss the company's results on Monday, July 25, 2016 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.sands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new development, construction and ventures, substantial leverage and debt service, government regulation, tax law changes, legalization of gaming, interest rates, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our gaming licenses, certificate and subconcession, infrastructure in Macao, our ability to meet certain development deadlines, our subsidiaries’ ability to make distribution payments to us, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands

Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state-of-the-art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants and many other amenities.

Our properties include The Venetian and The Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd.(HK: 1928), LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao and Sands Cotai Central, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for nearly 50,000 employees worldwide, driving impact through its Sands Cares corporate citizenship program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
Second Quarter 2016 Results
Non-GAAP Measures

Within the Company’s second quarter 2016 press release, the Company makes reference to certain non-GAAP financial measures that supplement the Company’s consolidated financial information prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including “adjusted net income,” “adjusted earnings per diluted share,” and “consolidated adjusted property EBITDA,” which have directly comparable GAAP financial measures along with “adjusted property EBITDA margin,” “hold-normalized adjusted property EBITDA,” “hold-normalized adjusted property EBITDA margin,” “hold-normalized adjusted net income,” and “hold-normalized adjusted earnings per diluted share.” The Company believes these measures represent important internal measures of financial performance. Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G, Item 10(e) from Regulation S-K and Item 2.02 of Form 8-K.  Set forth in the financial schedules accompanying this release are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.  The non-GAAP financial measure disclosure by the Company has limitations and should be not be considered a substitute for, or superior to, the financial measures prepared in accordance with GAAP.  The definitions of our non-GAAP financial measures and the specific reasons why the Company’s management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition, results of operations and cash flows are as follows.

Adjusted net income, which is a non-GAAP measure, excludes certain nonrecurring corporate expenses, pre-opening expense, development expense, gain or loss on disposal of assets, loss on modification or early retirement of debt and fair value adjustment of forward contracts, attributable to Las Vegas Sands, net of income tax. Adjusted net income and adjusted earnings per diluted share are presented as supplemental disclosures as management believes they are (1) each widely used measures of performance by industry analysts and investors and (2) a principal basis for valuation of gaming companies, as these non-GAAP measures are considered by many as an alternative measure on which to base expectations for future results. These measures also form the basis of certain internal management performance expectations. Accordingly, these non-GAAP measures are presented so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in properly assessing the underlying financial performance of the Company on a year-over-year and a quarter sequential basis.

Consolidated adjusted property EBITDA, which is a non-GAAP measure, is net income before stock-based compensation expense, corporate expense, pre-opening expense, development expense, depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal of assets, interest, other income or expense, gain or loss on modification or early retirement of debt and income taxes.  Consolidated adjusted property EBITDA is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations and operating performance. In particular, management utilizes consolidated adjusted property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Gaming companies have historically reported adjusted property EBITDA as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands Corp., have historically excluded certain expenses that do not relate to the management of specific casino properties, such as pre-opening expense, development expense and corporate expense, from their adjusted property EBITDA calculations. Consolidated adjusted property EBITDA should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with GAAP. The Company has significant uses of cash flow, including capital expenditures, dividend payments, interest payments and debt principal repayments, which are not reflected in consolidated adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, consolidated adjusted property EBITDA as presented by Las Vegas Sands Corp. may not be directly comparable to similarly titled measures presented by other companies. Consolidated adjusted property EBITDA consists of adjusted EBITDA for a particular property, such as The Venetian and The Palazzo in Las Vegas, The Venetian Macao, the Sands Macao, the Four Seasons Hotel Macao and Plaza Casino, and Sands Cotai Central in Macao and the Marina Bay Sands in Singapore. Accordingly, the measures are presented so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in properly assessing the underlying performance of the Company on a year-over-year and a quarter sequential basis.

Hold-normalized adjusted property EBITDA is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations and operating performance. In addition to the aforementioned reasons for the presentation of consolidated adjusted property EBITDA in the Company’s financial reporting, hold-normalized adjusted property EBITDA is presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period. Hold-normalized adjusted property EBITDA is based on applying a Rolling Chip win percentage of 2.85% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 2.7% to 3.0% for our Macao and Singapore properties, and applying a win percentage of 25.0% for Baccarat and 18.0% for non-Baccarat games to the respective table games drops for the quarter if the actual win percentages are outside the expected ranges of 21.0% to 29.0% for Baccarat and 16.0% to 20.0% for non-Baccarat at our Las Vegas properties. No hold adjustments are made for Sands Bethlehem. We do not present adjustments for Non-rolling chip drop for our Macao and Singapore properties, nor for slots at any of our properties. Hold-normalized adjusted property EBITDA is also adjusted for the estimated gaming taxes, commissions paid to third parties on the incremental win, bad debt expense, discounts and other incentives that would have been incurred when applying the win percentages noted above to the respective gaming volumes. The hold-normalized adjusted property EBITDA measure presents a consistent measure for evaluating the operating performance of our properties from period to period and has been presented so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in properly assessing the underlying performance of the Company on a year-over-year and quarter sequential basis.

Hold-normalized adjusted net income and hold-normalized adjusted earnings per diluted share are additional supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate the Company’s operations and operating performance. In addition to the aforementioned reasons for the presentation of adjusted net income and adjusted earnings per diluted share, these non-GAAP financial measures are presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period. Accordingly, these non-GAAP measures are presented so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in properly assessing the underlying financial performance of the Company on a year-over-year and a quarter sequential basis.

The Company also makes reference to "adjusted property EBITDA margin" and "hold-normalized adjusted property EBITDA margin." These percentages are calculated using the aforementioned non-GAAP measures and are used by management, as well as industry analysts, to evaluate the Company's operations and operating performance.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues:
Casino	$2,017,136	$2,301,498	$4,099,332	$4,678,186
Rooms	354,740	351,259	721,040	722,672
Food and beverage	187,695	178,418	375,262	367,829
Mall	139,589	135,282	274,520	263,096
Convention, retail and other	124,485	125,514	248,037	259,651
	2,823,645	3,091,971	5,718,191	6,291,434
Less - promotional allowances	(173,564)	(170,550)	(351,870)	(358,391)
	2,650,081	2,921,421	5,366,321	5,933,043
Operating expenses:
Resort operations	1,699,129	1,913,909	3,503,314	3,878,998
Corporate	122,376	44,565	169,004	89,788
Pre-opening	33,230	10,654	41,839	20,233
Development	2,010	2,348	4,387	3,881
Depreciation and amortization	254,871	248,592	514,747	502,514
Amortization of leasehold interests in land	9,348	9,485	18,895	19,323
Loss on disposal of assets	10,416	2,558	9,804	17,881
	2,131,380	2,232,111	4,261,990	4,532,618
Operating income	518,701	689,310	1,104,331	1,400,425
Other income (expense):
Interest income	2,002	4,062	4,029	10,440
Interest expense, net of amounts capitalized	(64,037)	(65,801)	(132,685)	(132,056)
Other income (expense)	(7,518)	(151)	(54,589)	15,314
Income before income taxes	449,148	627,420	921,086	1,294,123
Income tax expense	(54,711)	(45,929)	(117,736)	(101,594)
Net income	394,437	581,491	803,350	1,192,529
Net income attributable to noncontrolling interests	(66,471)	(112,318)	(155,217)	(211,433)
Net income attributable to Las Vegas Sands Corp.	$327,966	$469,173	$648,133	$981,096

Earnings per share:
Basic	$0.41	$0.59	$0.82	$1.23
Diluted	$0.41	$0.59	$0.82	$1.23

Weighted average shares outstanding:
Basic	794,580,095	797,715,773	794,534,477	797,827,230
Diluted	795,050,014	798,552,917	795,088,743	798,731,400

Dividends declared per common share	$0.72	$0.65	$1.44	$1.30

Exhibit 1

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to Consolidated Adjusted Property EBITDA and Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income	$394,437	$581,491	$803,350	$1,192,529
Add (deduct):
Income tax expense	54,711	45,929	117,736	101,594
Other (income) expense	7,518	151	54,589	(15,314)
Interest expense, net of amounts capitalized	64,037	65,801	132,685	132,056
Interest income	(2,002)	(4,062)	(4,029)	(10,440)
Loss on disposal of assets	10,416	2,558	9,804	17,881
Amortization of leasehold interests in land	9,348	9,485	18,895	19,323
Depreciation and amortization	254,871	248,592	514,747	502,514
Development expense	2,010	2,348	4,387	3,881
Pre-opening expense	33,230	10,654	41,839	20,233
Stock-based compensation (1)	4,134	8,646	9,663	12,621
Corporate expense	122,376	44,565	169,004	89,788
Consolidated Adjusted Property EBITDA	$955,086	$1,016,158	$1,872,670	$2,066,666

Hold-normalized casino revenue (2)	6,580	(40,902)
Hold-normalized casino expense (2)	(7,832)	38,679
Consolidated Hold-Normalized Adjusted Property EBITDA	$953,834	$1,013,935

(1)  See Exhibit 6
(2)  See Exhibit 3

_______________________

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure and Supplemental Data
(In thousands)
(Unaudited)

Net Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
The Venetian Macao	$666,102	$739,454	$1,415,056	$1,526,645
Sands Cotai Central	472,679	554,231	1,002,959	1,125,995
Four Seasons Hotel Macao and Plaza Casino	125,007	204,116	273,273	365,367
Sands Macao	184,959	241,554	360,050	466,925
Macao Properties	1,448,747	1,739,355	3,051,338	3,484,932

Marina Bay Sands	710,135	713,042	1,313,788	1,497,858
Las Vegas Operating Properties	356,532	346,016	741,408	722,399
Sands Bethlehem	146,535	137,502	285,203	265,201
Other Asia (1)	41,087	38,527	79,676	74,006
Intersegment Eliminations	(52,955)	(53,021)	(105,092)	(111,353)
	$2,650,081	$2,921,421	$5,366,321	$5,933,043

Adjusted Property EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
The Venetian Macao	$244,397	$254,990	$512,203	$524,932
Sands Cotai Central	144,095	164,210	307,561	320,120
Four Seasons Hotel Macao and Plaza Casino	43,688	74,334	91,874	118,806
Sands Macao	48,576	66,284	79,547	123,662
Macao Properties	480,756	559,818	991,185	1,087,520

Marina Bay Sands	357,033	363,254	631,905	778,526
Las Vegas Operating Properties	72,485	54,166	159,383	128,275
Sands Bethlehem	37,677	34,099	75,402	63,992
Other Asia (1)	7,135	4,821	14,795	8,353
	$955,086	$1,016,158	$1,872,670	$2,066,666

Adjusted Property EBITDA as a Percentage of Net Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
The Venetian Macao	36.7%	34.5%	36.2%	34.4%
Sands Cotai Central	30.5%	29.6%	30.7%	28.4%
Four Seasons Hotel Macao and Plaza Casino	34.9%	36.4%	33.6%	32.5%
Sands Macao	26.3%	27.4%	22.1%	26.5%
Macao Properties	33.2%	32.2%	32.5%	31.2%

Marina Bay Sands	50.3%	50.9%	48.1%	52.0%
Las Vegas Operating Properties	20.3%	15.7%	21.5%	17.8%
Sands Bethlehem	25.7%	24.8%	26.4%	24.1%
Other Asia (1)	17.4%	12.5%	18.6%	11.3%

Total	36.0%	34.8%	34.9%	34.8%

(1) Primarily includes the results of the CotaiJet ferry operations.

Exhibit 2

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended June 30, 2016

	Adjusted Property EBITDA	(1) Hold-Normalized Casino Revenue	(2) Hold-Normalized Casino Expense	Hold-Normalized Adjusted Property EBITDA
Macao Property Operations	$480,756	$19,062	$(11,013)	$488,805
Marina Bay Sands	357,033	(43,168)	8,778	322,643
United States:
Las Vegas Operating Properties	72,485	30,686	(5,597)	97,574
Sands Bethlehem	37,677	-	-	37,677
United States Property Operations	110,162	30,686	(5,597)	135,251
Other Asia	7,135	-	-	7,135
	$955,086	$6,580	$(7,832)	$953,834

	Three Months Ended June 30, 2015

	Adjusted Property EBITDA	(1) Hold-Normalized Casino Revenue	(2) Hold-Normalized Casino Expense	Hold-Normalized Adjusted Property EBITDA
Macao Property Operations	$559,818	$(78,741)	$45,412	$526,489
Marina Bay Sands	363,254	-	-	363,254
United States:
Las Vegas Operating Properties	54,166	37,839	(6,733)	85,272
Sands Bethlehem	34,099	-	-	34,099
United States Property Operations	88,265	37,839	(6,733)	119,371
Other Asia	4,821	-	-	4,821
	$1,016,158	$(40,902)	$38,679	$1,013,935

(1) For Macao Property Operations and Marina Bay Sands, this represents the estimated incremental casino revenue related to Rolling volume play that would have been earned or lost had the Company's current period win percentage equaled 2.85%. This calculation will only be done if the current period win percentage is outside the expected range of 2.7% to 3.0%.

For the Las Vegas Operating Properties, this represents the estimated incremental casino revenue related to all table games play that would have been earned or lost had the Company's current period win percentage equaled 25.0% for Baccarat and 18.0% for non-Baccarat. This calculation will only be done if the current period win percentages for Baccarat and non-Baccarat are outside the expected ranges of 21.0% to 29.0% and 16.0% to 20.0%, respectively.

For Sands Bethlehem, no adjustments have been, or will be, made.

These amounts have been offset by the estimated commissions paid and discounts and other incentives rebated directly or indirectly to customers.

(2) Represents the estimated incremental expenses (gaming taxes, bad debt expense and commissions paid to third parties) that would have been incurred or avoided on the incremental casino revenue calculated in (1) above.

Exhibit 3

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income; Hold-Normalized Adjusted Net Income; Adjusted Earnings Per
Diluted Share; and Hold-Normalized Adjusted Earnings Per Diluted Share
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015 (1)	2016	2015 (1)
Net income attributable to Las Vegas Sands Corp.	$327,966	$469,173	$648,133	$981,096
Nonrecurring corporate expense	78,885	-	78,885	-
Pre-opening expense	33,230	10,654	41,839	20,233
Development expense	2,010	2,348	4,387	3,881
Loss on disposal of assets	10,416	2,558	9,804	17,881
Fair value adjustment of forward contracts	(7,727)	-	28,114	-
Income tax impact on net income adjustments (2)	(13,739)	(79)	(20,210)	(122)
Noncontrolling interest impact on net income adjustments	(19,735)	(3,191)	(22,315)	(10,400)
Adjusted net income	$411,306	$481,463	$768,637	$1,012,569

Hold-normalized casino revenue (3)	6,580	(40,902)
Hold-normalized casino expense (3)	(7,832)	38,679
Income tax impact on hold adjustments (2)	5,846	-
Noncontrolling interest impact on hold adjustments	(2,406)	9,959
Hold-normalized adjusted net income	$413,494	$489,199

(1) The information for the three and six months ended June 30, 2015, has been reclassified to conform to the current presentation.
(2) The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.
(3)  See Exhibit 3

Per diluted share of common stock:
Net income attributable to Las Vegas Sands Corp.	$0.41	$0.59	$0.82	$1.23
Nonrecurring corporate expense	0.10	-	0.10	-
Pre-opening expense	0.04	0.01	0.05	0.03
Development expense	-	-	0.01	-
Loss on disposal of assets	0.01	-	0.01	0.02
Fair value adjustment of forward contracts	(0.01)	-	0.04	-
Income tax impact on net income adjustments	(0.01)	-	(0.03)	-
Noncontrolling interest impact on net income adjustments	(0.02)	-	(0.03)	(0.01)
Adjusted earnings per diluted share	$0.52	$0.60	$0.97	$1.27

Hold-normalized casino revenue	0.01	(0.05)
Hold-normalized casino expense	(0.01)	0.05
Income tax impact on hold adjustments	-	-
Noncontrolling interest impact on hold adjustments	-	0.01
Hold-normalized adjusted earnings per diluted share	$0.52	$0.61

Weighted average diluted shares outstanding	795,050,014	798,552,917	795,088,743	798,731,400

Exhibit 4

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Room Statistics:
The Venetian Macao:
Occupancy %	81.0%	82.2%	79.3%	84.0%
Average daily room rate (ADR) (1)	$212	$239	$219	$255
Revenue per available room (RevPAR) (2)	$172	$196	$174	$214

Sands Cotai Central:
Occupancy %	76.5%	78.7%	76.8%	80.1%
Average daily room rate (ADR) (1)	$149	$156	$152	$164
Revenue per available room (RevPAR) (2)	$114	$123	$117	$132

Four Seasons Hotel Macao and Plaza Casino:
Occupancy %	69.2%	83.4%	69.1%	80.2%
Average daily room rate (ADR) (1)	$340	$382	$349	$395
Revenue per available room (RevPAR) (2)	$236	$319	$241	$317

Sands Macao:
Occupancy %	96.0%	99.6%	95.9%	99.0%
Average daily room rate (ADR) (1)	$203	$219	$205	$222
Revenue per available room (RevPAR) (2)	$195	$218	$196	$220

Marina Bay Sands:
Occupancy %	96.4%	95.9%	97.2%	95.4%
Average daily room rate (ADR) (1)	$375	$377	$385	$396
Revenue per available room (RevPAR) (2)	$362	$361	$374	$377

Las Vegas Operating Properties:
Occupancy %	95.0%	92.6%	93.5%	89.4%
Average daily room rate (ADR) (1)	$240	$231	$245	$237
Revenue per available room (RevPAR) (2)	$228	$214	$229	$212

Sands Bethlehem:
Occupancy %	96.9%	91.9%	93.8%	88.2%
Average daily room rate (ADR) (1)	$160	$152	$157	$151
Revenue per available room (RevPAR) (2)	$155	$140	$147	$133

Casino Statistics:
The Venetian Macao:
Table games win per unit per day (3)	$10,124	$12,182	$11,110	$12,616
Slot machine win per unit per day (4)	$252	$249	$260	$263
Average number of table games	650	605	646	604
Average number of slot machines	1,969	2,118	1,941	2,114

Sands Cotai Central:
Table games win per unit per day (3)	$8,176	$10,806	$8,943	$10,872
Slot machine win per unit per day (4)	$316	$353	$316	$347
Average number of table games	516	501	516	509
Average number of slot machines	1,896	1,694	1,899	1,701

Four Seasons Hotel Macao and Plaza Casino:
Table games win per unit per day (3)	$11,854	$18,862	$13,839	$16,320
Slot machine win per unit per day (4)	$427	$548	$443	$517
Average number of table games	97	122	98	127
Average number of slot machines	148	154	147	150

Sands Macao:
Table games win per unit per day (3)	$7,671	$9,409	$7,414	$9,043
Slot machine win per unit per day (4)	$263	$274	$263	$288
Average number of table games	262	285	264	285
Average number of slot machines	925	944	920	931

Marina Bay Sands:
Table games win per unit per day (3)	$9,336	$10,471	$8,537	$11,011
Slot machine win per unit per day (4)	$650	$641	$657	$657
Average number of table games	586	580	597	590
Average number of slot machines	2,491	2,439	2,451	2,397

Las Vegas Operating Properties:
Table games win per unit per day (3)	$1,784	$2,342	$2,626	$3,182
Slot machine win per unit per day (4)	$284	$231	$271	$223
Average number of table games	244	245	244	244
Average number of slot machines	1,979	2,227	2,008	2,250

Sands Bethlehem:
Table games win per unit per day (3)	$3,336	$3,069	$3,395	$2,964
Slot machine win per unit per day (4)	$287	$279	$282	$270
Average number of table games	177	177	177	177
Average number of slot machines	2,987	3,013	3,000	3,013

_______________________

(1)	ADR is calculated by dividing total room revenue by total rooms occupied.

(2)	RevPAR is calculated by dividing total room revenue by total rooms available.

(3)	Table games win per unit per day is shown before discounts and commissions.

(4)	Slot machine win per unit per day is shown before deducting cost for slot points.

Exhibit 5

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data By Segment
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2016

			Amortization		Pre-Opening
		Depreciation	of Leasehold	(Gain) Loss	and		(1)		Adjusted
	Operating	and	Interests	on Disposal	Development	Royalty	Stock-Based	Corporate	Property
	Income (Loss)	Amortization	in Land	of Assets	Expense	Fees	Compensation	Expense	EBITDA
Macao:
The Venetian Macao	$200,144	$40,555	$1,635	$29	$74	$-	$1,960	$-	$244,397
Sands Cotai Central	69,691	71,685	1,881	83	15	-	740	-	144,095
Four Seasons Hotel Macao and Plaza Casino	32,159	9,744	718	2	737	-	328	-	43,688
Sands Macao	38,369	9,616	373	13	-	-	205	-	48,576
Macao Property Operations	340,363	131,600	4,607	127	826	-	3,233	-	480,756
Marina Bay Sands	270,243	61,076	4,192	42	-	21,320	160	-	357,033
United States:
Las Vegas Operating Properties	54,911	43,539	-	9,957	679	(37,289)	688	-	72,485
Sands Bethlehem	30,473	7,172	-	(54)	86	-	-	-	37,677
United States Property Operations	85,384	50,711	-	9,903	765	(37,289)	688	-	110,162
Other Asia	(12,985)	3,660	-	(52)	91	16,368	53	-	7,135
Other Development	(34,125)	18	549	-	33,558	-	-	-	-
Corporate	(130,179)	7,806	-	396	-	(399)	-	122,376	-
	$518,701	$254,871	$9,348	$10,416	$35,240	$-	$4,134	$122,376	$955,086

	Three Months Ended June 30, 2015

			Amortization		Pre-Opening
		Depreciation	of Leasehold	(Gain) Loss	and		(1)		Adjusted
	Operating	and	Interests	on Disposal	Development	Royalty	Stock-Based	Corporate	Property
	Income (Loss)	Amortization	in Land	of Assets	Expense	Fees	Compensation	Expense	EBITDA
Macao:
The Venetian Macao	$210,937	$38,204	$1,640	$227	$-	$-	$3,982	$-	$254,990
Sands Cotai Central	88,184	68,932	1,931	214	2,905	-	2,044	-	164,210
Four Seasons Hotel Macao and Plaza Casino	61,915	9,571	700	6	1,540	-	602	-	74,334
Sands Macao	56,102	9,054	373	198	-	-	557	-	66,284
Macao Property Operations	417,138	125,761	4,644	645	4,445	-	7,185	-	559,818
Marina Bay Sands	277,187	58,887	4,227	(34)	464	22,306	217	-	363,254
United States:
Las Vegas Operating Properties	41,838	44,821	-	1,947	158	(35,723)	1,125	-	54,166
Sands Bethlehem	27,301	6,757	-	-	41	-	-	-	34,099
United States Property Operations	69,139	51,578	-	1,947	199	(35,723)	1,125	-	88,265
Other Asia	(12,411)	3,473	-	-	-	13,640	119	-	4,821
Other Development	(8,668)	160	614	-	7,894	-	-	-	-
Corporate	(53,075)	8,733	-	-	-	(223)	-	44,565	-
	$689,310	$248,592	$9,485	$2,558	$13,002	$-	$8,646	$44,565	$1,016,158

	Six Months Ended June 30, 2016

			Amortization		Pre-Opening
		Depreciation	of Leasehold	(Gain) Loss	and		(1)		Adjusted
	Operating	and	Interests	on Disposal	Development	Royalty	Stock-Based	Corporate	Property
	Income (Loss)	Amortization	in Land	of Assets	Expense	Fees	Compensation	Expense	EBITDA
Macao:
The Venetian Macao	$424,093	$80,187	$3,297	$141	$138	$-	$4,347	$-	$512,203
Sands Cotai Central	155,234	146,066	4,015	456	110	-	1,680	-	307,561
Four Seasons Hotel Macao and Plaza Casino	68,969	19,449	1,437	12	1,429	-	578	-	91,874
Sands Macao	60,164	18,217	745	(9)	-	-	430	-	79,547
Macao Property Operations	708,460	263,919	9,494	600	1,677	-	7,035	-	991,185
Marina Bay Sands	456,200	127,522	8,240	(1,591)	-	41,199	335	-	631,905
United States:
Las Vegas Operating Properties	133,163	86,775	-	9,943	936	(73,337)	1,903	-	159,383
Sands Bethlehem	60,169	14,406	-	507	320	-	-	-	75,402
United States Property Operations	193,332	101,181	-	10,450	1,256	(73,337)	1,903	-	234,785
Other Asia	(25,684)	7,285	-	(52)	120	32,736	390	-	14,795
Other Development	(44,361)	27	1,161	-	43,173	-	-	-	-
Corporate	(183,616)	14,813	-	397	-	(598)	-	169,004	-
	$1,104,331	$514,747	$18,895	$9,804	$46,226	$-	$9,663	$169,004	$1,872,670

	Six Months Ended June 30, 2015

			Amortization		Pre-Opening
		Depreciation	of Leasehold	(Gain) Loss	and		(1)		Adjusted
	Operating	and	Interests	on Disposal	Development	Royalty	Stock-Based	Corporate	Property
	Income (Loss)	Amortization	in Land	of Assets	Expense	Fees	Compensation	Expense	EBITDA
Macao:
The Venetian Macao	$430,967	$76,320	$3,306	$8,800	$-	$-	$5,539	$-	$524,932
Sands Cotai Central	164,607	140,615	4,078	3,527	4,778	-	2,515	-	320,120
Four Seasons Hotel Macao and Plaza Casino	93,850	19,312	1,420	13	3,432	-	779	-	118,806
Sands Macao	100,833	18,082	740	3,204	-	-	803	-	123,662
Macao Property Operations	790,257	254,329	9,544	15,544	8,210	-	9,636	-	1,087,520
Marina Bay Sands	596,204	123,303	8,552	240	716	49,082	429	-	778,526
United States:
Las Vegas Operating Properties	112,253	87,158	-	2,191	294	(75,871)	2,250	-	128,275
Sands Bethlehem	50,501	13,458	-	(94)	53	-	74	-	63,992
United States Property Operations	162,754	100,616	-	2,097	347	(75,871)	2,324	-	192,267
Other Asia	(26,142)	6,983	-	-	-	27,280	232	-	8,353
Other Development	(16,390)	322	1,227	-	14,841	-	-	-	-
Corporate	(106,258)	16,961	-	-	-	(491)	-	89,788	-
	$1,400,425	$502,514	$19,323	$17,881	$24,114	$-	$12,621	$89,788	$2,066,666

(1) During the three months ended June 30, 2016 and 2015, the Company recorded stock-based compensation expense of $7.6 million and $15.0 million, respectively, of which $3.1 million and $5.8 million, respectively, is included in corporate expense and $0.4 million and $0.6 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations. During the six months ended June 30, 2016 and 2015, the Company recorded stock-based compensation expense of $21.3 million and $27.2 million, respectively, of which $10.8 million and $13.9 million, respectively, is included in corporate expense and $0.8 million and $0.7 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.

Exhibit 6

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Sands China Ltd. Net Income to Adjusted Property EBITDA and Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Sands China Ltd. Net Income	$237,034	$388,654	$548,681	$733,350
Add (deduct):
Income tax (benefit) expense	5,967	(5,473)	21,639	(10,660)
Other (income) expense	(1,725)	150	(2,949)	(1,142)
Interest expense, net of amounts capitalized	14,796	14,095	29,427	28,051
Interest income	(652)	(3,301)	(1,554)	(8,736)
Loss on disposal of assets	75	645	548	15,544
Amortization of leasehold interests in land	5,155	5,257	10,655	10,771
Depreciation and amortization	135,188	129,219	271,060	261,264
Pre-opening expense	32,500	10,029	40,652	19,241
Stock-based compensation	3,286	7,304	7,425	9,868
Corporate expense	56,026	17,872	79,942	37,947
Sands China Ltd. Adjusted Property EBITDA	$487,650	$564,451	$1,005,526	$1,095,498

Hold-normalized casino revenue (1)	19,062	(78,741)
Hold-normalized casino expense (1)	(11,013)	45,412
Sands China Ltd. Hold-Normalized Adjusted Property EBITDA	$495,699	$531,122

(1)	See Exhibit 3

Note: The Company is providing this reconciliation in support of the disclosure of Sands China Ltd. adjusted property EBITDA and hold-normalized adjusted property EBITDA (both non-GAAP measures), which includes the CotaiJet ferry and other ancillary operations.

Exhibit 7